Exhibit 99.1

P.O. Box 150 San Bernardino, California 92402	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 733-5287
PRESS RELEASE
For Immediate Release
Tuesday, August 10, 2010
STATER BROS. HOLDINGS INC. ANNOUNCES
2010 THIRD QUARTER RESULTS — SALES DOWN SLIGHTLY 0.61% TO
$900.0 MILLION
San Bernardino, California — August 10, 2010: Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc., announced financial results for the thirteen and thirty-nine week periods ended June 27, 2010.
The Company’s consolidated sales in the thirteen weeks ended June 27, 2010 were $900.0 million compared to $928.6 million for the thirteen weeks ended June 28, 2009, down $28.6 million of which $23.0 million was due to the sale of the Santee Dairies (“Dairy”) assets in the first quarter of fiscal 2010. Supermarket sales for the quarter were down $5.6 million or 0.61% compared to the same period of fiscal 2009.
Consolidated sales for the thirty-nine weeks ended June 27, 2010 were $2.71 billion compared to $2.82 billion for the same period of the prior year, a decline of $109.4 million, of which $72.6 million was due to the sale of the Dairy assets. Supermarket sales year to date were down $36.8 million or 1.34%.
Like store sales decreased 1.19% or $10.8 million for the thirteen weeks ended June 27, 2010 compared to the thirteen weeks ended June 28, 2009. Like store sales decreased 2.17% or $59.4 million for the thirty-nine weeks of fiscal 2010 compared to the same period of the prior year.
The Company reported net income for the thirteen weeks ended June 27, 2010 of $6.0 million compared to net income of $15.1 million for the thirteen weeks ended June 28, 2009. Net income for the thirty-nine week period of fiscal 2010 was $18.7 million compared to $29.8 million for the thirty-nine week period of fiscal 2009.
Brown said; “Our Valued Customers are living through the toughest economic times that America has faced since the Great Depression. Unemployment in much of our marketing area is close to 15%. While we are hopeful for a turnaround in the economy, we believe it will take some time for Southern California’s economy to once again be at pre-recession levels.
The current economic downturn has impacted our customer’s family budgets and has made them even more conscious of getting value for their food dollars. It is our customer’s loyalty through the years that has made us successful. A cornerstone of our business strategy is to retain their loyalty by providing them the best value possible which includes not only being competitive on price, but also providing our customers with unparalleled customer service. We are sacrificing gross profit in the short term in order to retain our customers in the long term.
We remain focused on controlling our operating cost while providing our customers with the Hometown service they have come to expect and the low prices they need on each visit to their Stater Bros. Supermarket.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 167 Supermarkets through its wholly owned subsidiary, Stater Bros. Markets.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 74 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	09/27/09	06/27/10
Assets
Current assets
Cash and cash equivalents	$196,914	$267,830
Restricted cash	3,121	3,121
Receivables, net	40,720	36,337
Inventories	212,856	222,104
Assets held for sale	83,617	—
Other	30,109	52,987

Total current assets	567,337	582,379

Property and equipment, net	671,493	653,136

Deferred debt issuance costs, net	11,276	8,868
Other	64,629	45,570

Total assets	$1,314,735	$1,289,953

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$153,083	$139,026
Liabilities held for sale	5,634	—
Accrued expenses and other liabilities	132,931	117,366
Current portion of capital lease obligations	1,336	1,501

Total current liabilities	292,984	257,893

Long-term debt	810,000	810,000
Capital lease obligations, less current portion	3,768	2,620
Other long-term liabilities	144,228	150,025

Total stockholder’s equity	63,755	69,415

Total liabilities and stockholder’s equity	$1,314,735	$1,289,953

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	06/28/09	06/27/10	06/28/09	06/27/10
Sales	$928,641	$900,044	$2,818,890	$2,709,445

Gross profit	254,216	245,657	756,904	720,252

Operating expenses:
Selling, general and administrative expenses	203,277	205,564	620,593	608,870
Gain on sale of dairy assets	—	—	—	(9,396)
Depreciation and amortization	13,146	12,619	40,058	38,073

Total operating expenses	216,423	218,183	660,651	637,547

Operating profit	37,793	27,474	96,253	82,705

Interest income	86	27	416	112
Interest expense	(16,923)	(16,983)	(51,371)	(51,546)
Other income, net	601	17	707	22

Income before income taxes	21,557	10,535	46,005	31,293

Income taxes	6,415	4,553	16,201	12,633

Net income	$15,142	$5,982	$29,804	$18,660